EXHIBIT 3.2

SKYLINE MEDICAL INC.

TERMINATION CERTIFICATE FOR
SERIES A CONVERTIBLE PREFERRED STOCK
PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Skyline Medical Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

The undersigned, Josh Kornberg and Bob Myers, do hereby certify that:

1.           They are the President and Secretary, respectively, of Skyline Medical Inc., a Delaware corporation.

2.           The following resolutions were duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, none of the authorized shares of Series A Convertible Preferred Stock, par value $0.01, of the Corporation (the “Series A Preferred Stock”) are currently outstanding and no additional shares of Series A Preferred Stock will be issued by the Corporation subject to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, dated January 27, 2014 (the “Series A Preferred Stock Certificate of Designation”) previously filed with the Delaware Secretary of State; and

WHEREAS, it is the desire of the Board to eliminate the Series A Preferred Stock from the Corporation’s authorized share capital.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby terminate the Series A Preferred Stock as a separate series of preferred stock from the authorized share capital of the Corporation.

FURTHER RESOLVED, that upon effectiveness of this Certificate, the Series A Preferred Stock Certificate of Designation will be null and void, the authorized shares of Series A Preferred Stock in the Series A Preferred Stock Certificate of Designation shall resume the status of authorized but unissued and undesignated shares of preferred stock and all matters set forth in the Series A Preferred Stock Certificate of Designation with respect to the Series A Preferred Stock will be eliminated from the Certificate of Incorporation of the Corporation.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate in accordance with the foregoing resolution and the provisions of Delaware law.

 IN WITNESS WHEREOF, the undersigned have executed this Certificate this 31st day of August, 2015.

By:		By:
Name:	Josh Kornberg	Name:	Bob Myers
Title:	President and Chief Executive Officer	Title:	Chief Financial Officer and Secretary